Exhibit (m)(7)(b)(2)

APPENDIX A

To the Distribution and Service Plan

For Investor Class Shares

of the following Portfolios of the Trust

May 1, 2011

Forward Aggressive Growth Allocation Fund

Forward Balanced Allocation Fund

Forward CorePlus Fund

Forward Extended MarketPlus Fund

Forward Growth & Income Allocation Fund

Forward Growth Allocation Fund

Forward High Yield Bond Fund

Forward Income &Growth Allocation Fund

Forward Income Allocation Fund

Forward International Equity Fund

Forward Investment Grade Fixed Income Fund

Forward U.S. Government Money Fund